Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Third Coast Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share	457(i)	69,400(2)	$— (3)	$—	$—	$—

	Equity	Series B Convertible Perpetual Preferred Stock, par value $1.00 per share	457(i)	69,400 (4)	$— (3)	$—	$—	$—

	Equity	Non-Voting Common Stock, par value $1.00 per share	457(i)	3,259,445 (5)	$— (3)	$—	$—	$—

	Equity	Common Stock, par value $1.00 per share, underlying the Series A Convertible Non-Cumulative Preferred Stock, Series B Convertible Perpetual Preferred Stock, or Non-Voting Common Stock	457(c)	3,084,445	$26.53 (6)	$81,830,326	$0.00014760	$12,078

	Equity	Warrants to purchase Common Stock	457(i)	175,000 (7)	$— (3)	$—	$—	$—

	Equity	Common Stock underlying the Warrants	457(c)	175,000	$49.03 (8)	$8,580,250	$0.00014760	$1,267

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$90,410,576		$13,345

	Total Fees Previously Paid					—		$—

	Total Fee Offsets					—		$—

	Net Fee Due							$13,345

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, par value $1.00 per share (the “Common Stock”), of Third Coast Bancshares, Inc. (the “Registrant”) which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Represents the maximum number of shares of the Registrant’s Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), which are convertible into an aggregate of up to 3,084,445 shares of Common Stock being registered for resale.

(3) No additional consideration will be received upon conversion of the Series A Preferred Stock, the Registrant’s Series B Convertible Perpetual Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”), or the Registrant’s non-voting common stock, par value $1.00 per share (“Non-Voting Common Stock”), and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and the warrants, including the exercise price of the warrants, has been allocated to the underlying Common Stock included in the registration fee.

(4) Represents the maximum number of shares of Series B Preferred Stock being registered for resale.

(5) Represents the maximum number of shares of Non-Voting Common Stock being registered for resale.

(6) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on September 24, 2024 of $26.53 per share.

(7) Represents the maximum number of warrants being registered for resale, each with an exercise price of $22.50 per share of Common Stock.

(8) Pursuant to Rules 457(c) and 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is the sum of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on September 24, 2024 ($26.53) and the warrant exercise price per share of Common Stock ($22.50).